Exhibit 11.1

                              Object Design, Inc.
              Statement Regarding Computation of Net Income (Loss)
                     per Common and Common Equivalent Share
                    (in thousands, except per share amounts)


                                                                 Twelve Months Ended
                                                                     December 31,
                                                          ----------------------------------
                                                            1996         1995         1994
                                                            ----         ----         ----
Historical - Primary:
  Weighted average issued common
    stock outstanding                                      26,500        2,237        2,054
  Weighted average common stock
    equivalents and cheap stock (2)                         2,737        7,364        7,364
  Less: assumed purchases of
    treasury shares                                            --           --           --
                                                          -------     --------     --------
      Weighted average number of
        common and common
        equivalent shares outstanding                      29,237        9,601        9,418
                                                          =======     ========     ========
Net income (loss)                                           1,693      (10,282)     (12,021)
Less: accretion of redeemable convertible
      preferred stock to redemption value                  (1,173)          --           --
                                                          -------     --------     --------
Net income (loss) available to common
  stockholders                                            $   520     $(10,282)    $(12,021)
                                                          =======     ========     ========
Net income (loss) per common and
  common equivalent share                                 $  0.02     $  (1.07)     $ (1.28)



Supplementary (1)
  Weighted average issued common
    and preferred stock outstanding (1)                    26,500
  Weighted average common stock
    equivalents and cheap stock (2)                         2,737
  Less: assumed purchases of treasury
        shares                                                 --
                                                          -------
    Weighted average number of
      common and common
      equivalent shares outstanding                        29,237
                                                          =======
Net income (loss)                                         $ 1,693
Net income (loss) per share                               $  0.06
                                                          =======


Notes:
(1) All shares of convertible preferred stock are considered, on a supplementary basis, to be common stock and are included using the if-converted method on the dates of their original issuance.
(2) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of common stock, common stock equivalents and Series J Preferred Stock within one year prior of the initial filing of the registration statement, at share prices below the assumed initial public offering price of $10.00 per share are considered to have been made in anticipation of the contemplated public offering for which this registration statement was prepared. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method for options, since the inception of the Company.